Exhibit 99.1

bebe stores, inc.
Announces First Quarter 2015 Financial Results

First quarter comparable store sales from continuing operations increased 0.7%
First quarter net loss per share from continuing operations was $0.11

BRISBANE, CA. - November 6, 2014 - bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the first quarter ended October 4, 2014.

Jim Wiggett, Chief Executive Officer said, “We were pleased with the improvement in our results during the first quarter of fiscal 2015.  Our comparable store sales increased 0.7%, driven by strong sell through in our fall merchandise offering. We also successfully cleared through seasonal inventory, leaving us well positioned to drive sales heading into the holiday season. Looking ahead, we will remain focused on enhancing our product offering, merchandising stores by lifestyle, and broadening the bebe brand appeal, while maintaining a compelling fashion and value equation for our customers. In addition, our top priorities remain to drive improved performance in both sales and gross margin, as well as to preserve cash, and we believe we are headed in the right strategic direction to achieve these objectives.”

For the first quarter of fiscal 2015:

Net sales from continuing operations were $102.2 million, a decrease of 6.5% from $109.3 million in the first quarter of fiscal 2014, primarily as a result of store closures. Comparable store sales from continuing operations for the quarter ended October 4, 2014, increased 0.7% compared to a decrease of 3.0% in the comparable period of the prior year. This marks the first quarter of positive comparable store sales since fiscal 2012.

Gross margin from continuing operations as a percentage of net sales decreased to 32.1% compared to 36.3% in the first quarter of fiscal 2014. Although the Company saw sequential improvement from the fourth quarter of 2014, the reduction in margin to the prior year was primarily due to higher planned promotional activity during the beginning of the quarter to clear through aged products.

SG&A expenses from continuing operations were $42.1 million, or 41.2% of net sales, compared to $47.8 million or 43.8% of net sales for the same period in the prior year. The decrease in SG&A expenses was primarily attributable to a reduction in advertising expenses as the Company refocuses and reallocates marketing spend, coupled with decreases from other cost cutting efforts in relation to the restructuring that took place in the fourth quarter of fiscal 2014.

Net loss from continuing operations for the first quarter of fiscal 2015 was $9.0 million, or $0.11 per share, on 79.6 million shares outstanding, compared to a net loss of $7.9 million, or $0.10 per share, on 79.1 million shares outstanding for the same period of the prior year.

Including a loss from discontinued operations of $1.8 million, net loss for the first quarter of fiscal 2015 was $10.8 million, or $0.14 per share. Including a loss from discontinued operations of $1.3 million, net loss for the first quarter of fiscal 2014 was $9.2 million, or $0.12 per share. Loss from discontinued operations during the first quarter of both years reflects the operating results of the 2b business, which was shut down on July 5, 2014. For the first quarter of fiscal 2015, the loss in the discontinued operations is primarily related to additional lease termination costs based on landlord negotiations.

During the quarter ended October 4, 2014, the Company closed two bebe stores and opened two outlet stores.

Balance sheet summary:

Cash and investments at October 4, 2014 were $93.3 million. The decrease in cash and investments from the fourth quarter of 2014 was primarily driven by the timing of payments, including the restructuring and lease settlement payments made for discontinued operations, coupled with operational losses and cash outflow for dividends and capital expenditures.

As of October 4, 2014, average finished goods inventory per square foot increased approximately 4.6% compared to the prior year.

Capital expenditures for the quarter were $6.8 million, and depreciation expense was $3.9 million from continuing operations.

Second quarter and fiscal 2015 guidance:

For the second quarter of fiscal 2015, the Company expects comparable store sales to be in the flat to low single digit positive range. Gross margin is expected to be slightly higher than the prior year due to the increased effort in margin optimization and fewer planned promotional activities. The net loss per share is expected to be in the range of low to mid-single digit range. The expected net loss per share range also reflects the continuing impact of maintaining a valuation allowance against deferred tax assets, and thus a close to 0% effective tax rate.

Finished goods inventory per square foot as of the end of the second quarter of fiscal 2015 is anticipated to increase in the mid to high teens range compared to the second quarter of fiscal 2014. The increase in inventory is primarily due to a shift in floor set planning for the calendar year 2015, which resulted in accelerated receipt timing, coupled with a cost per unit increase for made for outlet products. In addition, the Company had promoted and sold significant levels of clearance and wear-now inventory in the prior year second quarter, which also contributed to the change.

Total capital expenditures for the year are anticipated to be approximately $16 million for new stores, remodels and information technology systems.

For fiscal year 2015, the Company plans to open four bebe stores and two outlet stores, and to close up to 12 bebe and outlet stores, which will result in an approximately 2% decrease in total store square footage from the end of fiscal year 2014.

Webcast and Conference call information:

A live audio webcast of bebe stores, inc. first quarter and fiscal 2015 earnings release call will be available November 6, 2014 at https://event.webcasts.com/starthere.jsp?ei=1046524. The call begins at 1:30 P.M. (PT) / 4:30 P.M. (ET). The webcast will be hosted by Jim Wiggett, Chief Executive Officer, and Liyuan Woo, Chief Financial Officer.

The financial results and live webcast will be accessible through the Investor Relations section of the Company’s website at www.bebe.com.

To access the call through a conference line, dial 1-866-893-0531. A replay of the call will be available for approximately one week by calling 1-855-859-2056 and entering in conference ID number 25176231. A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the Company's annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About bebe stores, Inc.:

bebe stores, inc. is a global specialty retailer, which designs, develops and produces a distinctive line of contemporary women’s apparel and accessories under the bebe, BEBE SPORT and bbsp brand names. bebe currently operates 174 bebe retail stores including the on-line store bebe.com, and 33 bebe outlet stores. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. bebe also distributes and sells bebe branded product through its licensees in approximately 23 countries.

Contact:

bebe Stores, Inc.
Liyuan Woo, Chief Financial Officer
415-715-3900

bebe stores, inc.
SELECTED BALANCE SHEET DATA
(UNAUDITED)
(Dollars in thousands)

	October 4, 2014	October 5, 2013

Assets

Cash and equivalents	$70,070	$78,010
Available for sale securities	17,841	39,487
Inventories, net	34,747	38,381
Total current assets	140,384	177,770
Available for sale securities	5,403	46,927
Property and equipment, net	96,279	102,362
Total assets	248,364	332,805

Liabilities and Shareholders' Equity

Total current liabilities	$50,657	$45,997
Total liabilities	76,209	80,997
Total shareholders' equity	172,155	251,808
Total liabilities and shareholders' equity	248,364	332,805

bebe stores, inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands except per share data and store statistics)

	For the Quarter Ended (number of weeks)
	October 4,		October 5,
	2014 (13)%		2013 (13)%

Net sales	$102,156	100.0%	$109,268	100.0%
Cost of sales, including production and occupancy	69,386	67.9	69,646	63.7

Gross margin	32,770	32.1	39,622	36.3
Selling, general and administrative expenses	42,127	41.2	47,824	43.8

Operating loss	(9,357)	(9.1)	(8,202)	(7.5)
Interest and other income, net	407	0.4	158	0.1

Loss before income taxes	(8,950)	(8.7)	(8,044)	(7.4)
Income tax (benefit)/provision	36	—	(146)	(0.1)

Net income (loss)	(8,986)	(8.7)	(7,898)	(7.3)

Loss from discontinued operations, net of tax	(1,831)	(1.8)	(1,256)	(1.1)

Net loss	$(10,817)	(10.5)%	$(9,154)	(8.4)%

Basic loss per share amounts:
Loss from continuing operations	$(0.11)		$(0.10)
Loss from discontinued operations	(0.03)		(0.02)
Net Loss	$(0.14)		$(0.12)

Diluted loss per share amounts:
Loss from continuing operations	$(0.11)		$(0.10)
Loss from discontinued operations	(0.03)		(0.02)
Net Loss	$(0.14)		$(0.12)

Basic weighted average shares outstanding	79,574		78,053
Diluted weighted average shares outstanding	79,574		79,053

Number of stores open at beginning of period	207		224
Number of stores opened during period	2		1
Number of stores closed during period	2		8
Number of stores open at end of period	207		217

Number of stores expanded/relocated during period	2		—

Total square footage at end of period (000's)	818		870